Synthetic Biologics to Discuss Phase II Results of Oral Estriol Candidate TrimestaTM for

Relapsing-Remitting Multiple Sclerosis in Women

-- Conference Call Scheduled for Today, April 30, 2014 at 9 AM ET--

For Immediate Release

Rockville, MD, April 30, 2014 – Synthetic Biologics, Inc. (NYSE MKT: SYN), a developer of novel anti-infective biologic and drug candidates targeting specific pathogens that cause serious infections and diseases, will host a conference call today to discuss in further detail the topline Phase II study results of TrimestaTM (oral estriol), which the Company is developing as a once-daily adjunctive oral treatment for relapsing-remitting multiple sclerosis (RRMS) in women. Topline data were announced yesterday by the University of California, Los Angeles (UCLA) School of Medicine and presented at the 66th Annual Meeting of the American Academy of Neurology by the study’s lead investigator, Rhonda Voskuhl, M.D., Professor, Department of Neurology, Jack H. Skirball Chair in Multiple Sclerosis Research and Director, Multiple Sclerosis Program at UCLA David Geffen School of Medicine.

In this Phase II study, women receiving oral Trimesta plus injectable Copaxone® demonstrated a statistically significant 47 percent decrease in annualized MS relapse rate in the first 12 months of treatment compared to women receiving placebo plus Copaxone (p=0.0306), and a 32 percent decrease in annualized relapse rate at 24 months (p=0.1527). Patients in both treatment arms demonstrated improved scores on the Expanded Disability Status Scale (EDSS) compared to baseline. Cognitive function test scores, as measured by the Paced Auditory Serial Addition Test (PASAT), in women receiving Trimesta plus Copaxone also improved compared to baseline and were significantly different from placebo plus Copaxone at 12 months.

Treatment was generally safe and well tolerated. There were 21 serious adverse events (9 in the Trimesta plus Copaxone group and 12 in the placebo plus Copaxone group). Adverse events were typically mild in nature and balanced between treatment groups except for an increase in irregular menses in patients who received Trimesta.

The investigator-initiated, Phase II, two-year, multi-center, randomized, double-blinded, placebo-controlled (1:1) study evaluated Trimesta as an oral, once-daily dose of 8 mg per day plus Copaxone in women with RRMS, aged 18-50 years. At randomization, of the 158 women enrolled across 16 clinical sites in the United States, 99.4 percent had at least one relapse in the preceding 24 months.

Dr. Voskuhl’s work is supported by grants exceeding $8 million, awarded primarily by the National Multiple Sclerosis Society (NMSS) in partnership with the NMSS’s Southern California chapter, and the National Institutes of Health (NIH). UCLA and the NIH issued concurrent press releases April 29, 2014.

Conference Call

Jeffrey Riley, Chief Executive Officer, and Joe Sliman, Senior Vice President, Clinical & Regulatory Affairs, of Synthetic Biologics, Inc. will host a conference call to discuss in further detail the topline Phase II study results of TrimestaTM (oral estriol).

Interested parties should call 1-877-870-4263, (U.S. toll free), 1-855-669-9657 (Canada toll free), or +1-412-317-0790 (International), fifteen minutes before the start of the call to register. Registered callers on the toll free line may ask to be placed in the queue for the Question & Answer Session. The call will also be webcast over the Internet with a slide presentation at http://www.videonewswire.com/event.asp?id=99175. If you are unable to participate during the live conference call, the webcast will be available for replay at the same URL, http://www.videonewswire.com/event.asp?id=99175 for 60 days after the call.

About Synthetic Biologics, Inc.

Synthetic Biologics, Inc. (NYSE MKT: SYN) is a biotechnology company focused on the development of novel anti-infective biologic and drug candidates targeting specific pathogens that cause serious infections and diseases. The Company is developing an oral treatment to reduce the impact of methane producing organisms on constipation-predominant irritable bowel syndrome (C-IBS), an oral biologic to protect the gastrointestinal microflora from the effects of IV antibiotics for the prevention of Clostridium difficile (C. difficile) infection, a series of monoclonal antibodies for the treatment of Pertussis and Acinetobacter infections, and a biologic targeted at the prevention and treatment of a root cause of a subset of IBS. In addition, the Company is developing an oral estriol drug for the treatment of relapsing-remitting multiple sclerosis (MS) and cognitive dysfunction in MS. For more information, please visit Synthetic Biologics' website at www.syntheticbiologics.com.

Copaxone® is a registered trademark of Teva Pharmaceutical Industries Ltd.

Clinical trials are subject to risks and uncertainties that could cause future results to differ materially from the results presented, including the risk factors described in Synthetic Biologics’ annual report on Form 10-K for the year ended December 31, 2013 and its other filings with the SEC.

For further information, please contact:

Synthetic Biologics, Inc.:	Media:	Investors:
Kris Maly	Wendy Emanuel	Joshua Drumm, Ph.D.
VP, Corporate Communication	Wellspring Communications, Inc.	Tiberend Strategic Advisors, Inc.
(734) 332-7800, ext. 22	(773) 255-9580	(212) 375-2664
info@syntheticbiologics.com	wendy@wellspringcom.com	jdrumm@tiberend.com

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